Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-185046) on Form S-8 of RMR Industrials, Inc. of our report dated June 27, 2016, relating to the consolidated financial statements of RMR Industrials, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern), appearing in this Annual Report on Form 10-KT of RMR Industrials, Inc. for the six months ended March 31, 2016.

Irvine, California

November 14, 2016